3303 Monte Villa Parkway, Suite 310 | Bothell, WA 98021 USA | 866.424.6543 phone | 425.402.1433 fax | BioLifeSolutions.com
BioLife Solutions Appoints Tony J. Hunt to its Board of Directors

BOTHELL, Wash. (December 16, 2024) – BioLife Solutions, Inc. (Nasdaq: BLFS) ("BioLife" or the "Company"), a leading developer and supplier of bioproduction tools and services for the cell and gene therapy (CGT) market, announces the appointment of Tony J. Hunt, Executive Chairman of Repligen Corporation (Nasdaq: RGEN) and a recognized leader in bioprocessing innovation, to its board of directors effective January 2, 2025. His appointment increases board membership to six.

“Tony is highly respected in the life sciences industry with decades of accomplishments, and it is an honor he has agreed to serve on our board,” said Roderick de Greef, Chairman and CEO of BioLife. “He brings to BioLife an impressive record of success in our sector that culminated in establishing Repligen as a technology leader in bioprocessing. While at Repligen, he led the company to consistently exceed industry revenue growth through a strategy of disciplined acquisitions, internal product development and commercial execution. We look forward to calling upon his expertise as we focus on extending BioLife’s position as a provider of industry leading solutions for bioproduction workflows to the CGT market.”

"I am excited to be joining BioLife at a critical time in their evolution,” said Tony Hunt. “Rod and his team have made huge strides over the last year rationalizing and reprioritizing the portfolio by focusing the Company on cell processing solutions in CGT. I look forward to working with the BioLife team to further drive growth and innovation in the CGT bioprocessing market.”

Prior to being named Executive Chairman of Repligen in September 2024, Mr. Hunt served as CEO and director for nine years, having joined the firm in 2014 as Chief Operating Officer. Earlier, he was President of Bioproduction at Life Technologies, a global life sciences company acquired by Thermo Fisher Scientific in 2014. He joined Life Technologies in 2008 as General Manager of Bioproduction Chromatography and Pharma Analytics. From 2000 to 2008, Mr. Hunt was Senior Director of Pharma Programs at Applied Biosystems, where he launched the Pharma Analytics business that became part of the Bioproduction platform at Life Technologies.

He holds a bachelor’s degree with honors in microbiology and a master’s degree in biotechnology from the University of Galway, and an MBA from the Questrom School of Business at Boston University. Mr. Hunt serves on the board of directors of 908 Devices Inc., a publicly traded innovator of handheld and desktop devices for chemical analysis.

About BioLife Solutions

BioLife Solutions is a leading supplier of cell processing tools and services for the cell and gene therapy (CGT) market. Our expertise facilitates the commercialization of new therapies by supplying solutions that maintain the health and function of biologic materials during the collection, development, storage and distribution. For more information, please visit www.biolifesolutions.com, and follow BioLife on LinkedIn and X.

3303 Monte Villa Parkway, Suite 310 | Bothell, WA 98021 USA | 866.424.6543 phone | 425.402.1433 fax | BioLifeSolutions.com
Media & Investor Relations

At the Company

Troy Wichterman
Chief Financial Officer
(425) 402-1400
twichterman@biolifesolutions.com

Investors

Alliance Advisors IR
Jody Cain
(310) 691-7100
jcain@allianceadvisors.com